EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

WHEREAS, on December 14, 2009, California Micro Devices Corporation (“CAMD” or the “Company”) and ON Semiconductor Corporation (“ONNN”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which CAMD would be acquired by ONNN in a cash transaction by means of an all-cash tender offer (the “Tender Offer”) and second-step merger valued at approximately $108 million (together, the “Proposed Transaction”). Under the terms of the Merger Agreement, ONNN has commenced the Tender Offer to purchase all of the outstanding shares of CAMD’s common stock for $4.70 per share in cash. The closing of the Tender Offer is subject to customary conditions, including the tender of a number of shares that constitutes at least a majority of CAMD’s outstanding shares of common stock on a fully diluted basis. The Tender Offer commenced during the week of December 28, 2009, and will run for and expire after 20 business days assuming at least a majority of CAMD’s shares (determined on a fully diluted basis) are tendered to ONNN and the other closing conditions have been satisfied or waived. The Tender Offer is scheduled to expire on January 26, 2010. The Merger Agreement also provides that the parties effect, subject to the satisfaction or waiver of customary conditions, a merger following the completion of the Tender Offer, which will result in all shares of CAMD common stock being converted into the right to receive the same $4.70 per share in cash paid in the Tender Offer, and in CAMD becoming an indirect, wholly-owned subsidiary of ONNN. By virtue of the “top-up option” granted by CAMD to ONNN in the Merger Agreement, no stockholder meeting will be needed unless fewer than approximately 80% of CAMD outstanding shares are tendered in the Tender Offer;

WHEREAS, on or about December 17, 2009, plaintiff Robert Varrenti filed a lawsuit brought in the Superior Court for the State of California, in and for Santa Clara County, California, entitled Varrenti v. Dickinson, et al. (Case No. 1-09-CV-159649) (the “California Action”), which seeks, among other things, injunctive and equitable relief against CAMD, its directors (the “Individual Defendants” and, together with CAMD, the “CAMD Defendants”), ONNN and Pac-10 Acquisition Corporation (“Pac-10”), with respect to the Proposed Transaction;

WHEREAS, on or about December 21, 2009, plaintiff Annamarie Medeiros filed a lawsuit in the Court of Chancery of the State of Delaware (the “Delaware Court”), entitled Medeiros v. CAMD Corporation, et al. (Docket No. 5159-VCP) (the “Medeiros Action”), which seeks, among other things, injunctive and equitable relief against CAMD, the Individual Defendants, ONNN and Pac-10 with respect to the Proposed Transaction;

WHEREAS, Pac-10 commenced the Tender Offer on December 28, 2009. On the same day, Pac-10 and CAMD, respectively, filed a Schedule TO and Schedule 14D-9, setting forth, among other things, the terms of the Tender Offer;

WHEREAS, on December 30, 2009, the plaintiff in the California Action amended the Varrenti complaint to attack the disclosures in the Schedule TO and the Schedule 14D-9;

WHEREAS, on January 4, 2010, a third action, Israni v. California Micro Devices Corporation et al., (Docket No. 5181-VCS) was filed in the Delaware Court (the “Israni Action, and collectively with the Medeiros Action the “Delaware Action”). The Israni Action challenged, among other things, the Proposed Transaction as a breach of the Individual Defendants’ fiduciary duties, in addition to the disclosures asserted in the Schedule 14D-9 and the Schedule TO;

WHEREAS, on January 7, 2010, plaintiff Medeiros amended her complaint to add claims challenging the disclosures asserted in the Schedule 14D-9 and the Schedule TO;

WHEREAS, on the Delaware Court consolidated the Mederios Action and Israni Action into the Delaware Action (the Delaware Action and California Action collectively will be referred to as the “Actions,” and the plaintiffs in the Actions will be referred to as “Plaintiffs”);

WHEREAS, the Plaintiffs challenge the Proposed Transaction, including the disclosures in the Schedule 14D-9 and certain terms of the Merger Agreement, alleging, among other things, that the Individual Defendants breached fiduciary duties to the stockholders of CAMD by, among other things, failing to adequately disclose certain material information in the Schedule 14D-9 concerning the Merger, and that CAMD, ONNN and Pac-10 aided and abetted such breaches;

WHEREAS, counsel for the Plaintiffs have reviewed the Schedule 14D-9;

WHEREAS, the operative complaints in the Delaware Action and the California Action (the “Complaints”) make specific allegations about the adequacy of disclosures in the Schedule 14D-9, and counsel for the Plaintiffs have made requests to counsel for the Defendants concerning additional disclosures to add to the Schedule 14D-9 before the Tender Offer’s scheduled expiration date on January 26, 2010;

WHEREAS, counsel for the Plaintiffs and counsel for the Defendants have engaged in extensive arm’s-length negotiations concerning a possible settlement of the Actions;

WHEREAS, counsel for the Defendants have provided Plaintiffs with documents concerning the CAMD Board’s approval of the Proposed Transaction, including the production of minutes of meetings of the CAMD Board concerning the Proposed Transaction, documents provided to the CAMD Board regarding the Proposed Transaction, and written presentations made to the CAMD Board by CAMD’s financial advisor, Needham & Co. (“Needham”), that relate to the Proposed Transaction; and Defendants have provided Plaintiffs with appropriate depositions concerning the Board’s approval of the Proposed Transaction;

WHEREAS, counsel for plaintiffs in the Actions have retained a financial consultant to assist in the prosecution of the Actions, as well as to review the documents and information produced by Defendants, and to provide financial advice with respect thereto;

WHEREAS, supplemental information relating to the Proposed Transaction substantially in the form set forth in Exhibit A hereto will be filed as an amendment to the Schedule 14D-9 (the “Supplemental Disclosure”) with the United States Securities and Exchange Commission (the “SEC”) prior to and sufficiently in advance of the scheduled expiration of the Tender Offer such that it forms the basis for a settlement of the Actions;

WHEREAS, subject to the additional discovery as to be agreed to herein, counsel for all Plaintiffs have concluded that the terms contained in this Memorandum of Understanding (“MOU”) are fair and adequate to CAMD, its stockholders, and members of the Class (as defined below), and the parties believe that it is reasonable to pursue the settlement of the Actions based upon the procedures and terms outlined herein and the benefits and protections offered hereby, and the parties wish to document their agreement in this MOU;

WHEREAS, all Defendants have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law of any kind or engaged in any of the wrongful acts alleged in the Actions, and expressly maintain that they have diligently and scrupulously complied with their fiduciary and other legal duties, including without limitation providing sufficient, correct, and proper disclosure to CAMD stockholders in connection with the Tender Offer, and are entering into this MOU solely to eliminate the burden and expense of further litigation;

WHEREAS, Plaintiffs’ entry into this Memorandum is not an admission as to the lack of any merit of any of the claims asserted in the Actions;

WHEREAS, all parties recognize the time and expense that would be incurred by further litigation of the. Actions and the uncertainties inherent in such litigation;

NOW, THEREFORE, as of this 19th day of January, 2010, counsel for the parties have reached an agreement, expressed in this MOU, providing for the settlement of the Actions (that agreement is herein referred to as the “Settlement Agreement” and the acts, terms and conditions contemplated thereby are referred to as the “Settlement”) between and among the Plaintiffs and the Defendants, on the terms and subject to the conditions set forth below:

1. Supplemental Disclosure. Counsel for the Plaintiffs (alternatively referred to herein as “Plaintiffs’ Counsel”) and counsel for the CAMD Defendants have conferred on certain disclosures supplemental to those contained in the Schedule 14D-9, and, as requested by the Plaintiffs and as agreed upon by the CAMD Defendants and the Plaintiffs, CAMD will file electronically with the SEC the Supplemental Disclosure substantially in the form set forth in Exhibit A hereto.

2. Benefits A Result of the Settlement. Defendants agree that the pendency of the Actions and the efforts of Plaintiffs and their counsel were the sole cause of the inclusion and dissemination of the Supplemental Disclosure. The Plaintiffs acknowledge that their counsel has reviewed the aforementioned subject matters to be contained in the Supplemental Disclosure and deem them an adequate basis for settling the Actions, subject to additional discovery as to be agreed to by the parties.

3. Confirmatory Discovery. Defendants have provided to Plaintiffs’ counsel reasonable confirmatory discovery as agreed by the parties, including additional depositions, to confirm the fairness and reasonableness of the Settlement.

4. Stipulation of Settlement; Cooperation. The parties to the Actions and their respective counsel agree to cooperate fully and to use their best efforts to effectuate the Settlement, and the parties shall negotiate and execute an appropriate Stipulation of Settlement (the “Stipulation”), to be filed in the California Action, which shall: (i) upon Final Approval of the Settlement (as defined herein) resolve and provide for the dismissal with prejudice and without costs to any party, except as set forth in paragraphs 6 and 7 herein, of all claims asserted or that could have been asserted in the California Action (which the parties agree includes, without limitation, any and all claims that were or could have been asserted in the Delaware Action) and all other claims (as described hereinafter), if any, arising out of or relating, in whole or in part, to the Proposed Transaction; (ii) provide for a stay of all proceedings in the Delaware Action pending Final Approval of the Settlement, at which time the Stipulation shall provide for the filing in Delaware of a joint stipulation of dismissal with prejudice and without costs to any party, except as set forth in paragraphs 6 and 7 herein, of all claims asserted or that could have been asserted in the Delaware Action and all other claims (as described hereinafter), if any, arising out of or relating, in whole or in part, to the Proposed Transaction or any act or omission in connection with the Proposed Transaction; and (iii) provide for the preparation and filing of such other documentation as may be necessary to obtain approval of the Stipulation upon and consistent with the terms set forth in this MOU. As used herein, “Final Approval” of the Settlement means that the Court in the California Action has entered a final order and judgment approving the Settlement, certifying the class alleged in the California Action, dismissing the California Action with prejudice and with each party to bear its own costs (except for the costs set forth in paragraphs 6 and 7), and providing for such release language as is contained herein, and that such final. order and judgment is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired; provided, however, and notwithstanding any provision to the contrary in this MOU, Final Approval shall not include (and the Settlement is expressly not conditioned on) the approval of attorneys’ fees, costs and expenses of Plaintiffs’ counsel as provided in paragraph 6 and any appeal related thereto.

5. Certain Terms of the Stipulation. The Stipulation will also expressly provide, inter alia:

(a) for certification by the Court in the California Action, for settlement purposes only, pursuant to California Code of Civil Procedure 382, of a non-opt-out settlement class consisting of all record and beneficial holders of the common stock of the Company at any time during the period beginning on and including December 14, 2009 (the date that the Proposed Transaction was publicly announced) through and including the effective date of consummation of the Proposed Transaction, including any and all of their respective legal representatives, heirs, successors, successors in interest, predecessors, predecessors in interest, trustees, executors, administrators, transferees and assigns, and any person or entity acting for or on behalf of, or claiming under, any such foregoing holders, immediate and remote, except for the Defendants and their “affiliates” and “associates” (as those terms are defined in Rule 12b-2 promulgated pursuant to the Securities Exchange Act of 1934) (the “Class”);

(b) that upon the Court in the California Action’s entry of a final order and judgment approving the Settlement, certifying the class alleged in the California Action, and dismissing the California Action with prejudice, the parties to the Delaware Action will promptly file a joint stipulation of dismissal of the Delaware Action with prejudice and without costs;

(c) that the Company shall cause a dissemination by mail of notice of the Settlement to members of the Class, or as required by the Court in the California Action, and shall pay all costs and expenses incurred in providing such notice to members of the Class, and that said notice will provide that members of the Class shall have an opportunity to object to the Settlement;

(d) that all the Defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to all claims asserted in the Actions, including that they have committed any violations of law, that they have acted improperly in any way, that they have any liability or owe any damages of any kind to the Plaintiffs and the Class, but are entering into this MOU and will execute the Stipulation solely because they consider it desirable that the Actions be settled and dismissed with prejudice in order to (i) eliminate the burden, inconvenience, expense, risk and distraction of further litigation, (ii) finally put to rest and terminate all the claims which were or could have been asserted against the Defendants in the Actions, and (iii) thereby permit the Proposed Transaction to proceed without risk of injunctive or other relief;

(e) for the release and full and complete discharge, dismissal with prejudice, settlement and release of all claims, rights, demands, suits, matters, issues, actions or causes of action, liabilities, damages, losses, obligations and judgments of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, matured or unmatured, that have been, could have been, or in the future might be asserted in the Actions (including without limitation the Delaware Action and the California Action) or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal, state, or foreign law related to the alleged breach of any duty, negligence, violations of the federal securities laws or otherwise) by the Plaintiffs, or by or on behalf of any member of the Class, whether in an individual, class, direct, derivative, representative, legal, equitable, or any other type of capacity against all the Defendants (or any one of them) or any of their respective families, affiliates, parents, or subsidiaries and each and all of their respective past, present or future officers, directors, stockholders, members, employees, agents, attorneys, advisors, insurers, accountants, trustees, financial or investment advisors, commercial bankers, persons who provided fairness opinions, investment bankers, associates, representatives, general partners, limited partners, partnerships, heirs, executors, personal representatives, estates, administrators, predecessors, successors and assigns (herein collectively “Defendants’ Affiliates”), whether under state, federal, or foreign law, including but not limited to the federal securities laws (except for the rights conferred by this Settlement), and whether directly, derivatively, representatively or arising in any other capacity, in connection with, or that arise out of, any of the allegations, facts, practices, events, transactions, acts, claims that were or could have been brought in the Actions, or that arise now or hereafter out of, or that relate in any way to, the acts, facts or the events alleged in the Actions, including without limitation the Supplemental Disclosure, the Schedule 14D-9, the Proposed Transaction and the other transactions contemplated by the Merger Agreement, the negotiation and consideration of the Merger Agreement and the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, and any disclosures relating thereto, and any acts, allegations, facts, matters, events, transactions, occurrences, statements, conduct, representations, misrepresentations or omissions relating to or arising out of the subject matter referred to in the Actions, and the fiduciary and disclosure obligations of any of the Defendants or Defendants’ Affiliates with respect to any of the foregoing (whether or not such claim could have been asserted in the Actions) (collectively the “Released Claims”); provided, however, that the Released Claims shall not include any claims to enforce the Settlement or any claims for appraisal brought pursuant to 8 Del. C. § 262;

(f) that the release contemplated by this MOU and by the Stipulation shall extend to claims that the releasing parties do not know or suspect to exist at the time of the release, which, if known, might have affected the releasing parties’ decision to enter into the release; that the releasing parties shall be deemed to relinquish, to the extent applicable, and to the full extent permitted by law, the provisions, right and benefits of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR;

and that the releasing parties shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code Section 1542. The parties to this MOU acknowledge that the foregoing waiver was separately bargained for and is a material term of this MOU;

(g) for the entry of a final and binding judgment dismissing with prejudice (whether voluntary or involuntary) the Actions upon the Final Approval of the Settlement;

(h) that the Defendants and Defendants’ Affiliates release all claims against Plaintiffs, members of the Class, and their counsel arising out of or relating to the institution, prosecution, and resolution of the Actions;

(h) that all the Defendants shall have the right to withdraw from the Settlement in the event that (i) any court enjoins or otherwise precludes the Proposed Transaction, including the Merger or any of the transactions contemplated by the Merger Agreement, (ii) any claim related to the subject matter of the Actions, the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Merger, or the Released Claims is commenced or prosecuted against any of the Defendants in any court prior to Final Approval of the Settlement, and (following a motion by the Defendants) any such claim is not dismissed with prejudice or stayed in contemplation of dismissal with prejudice, or (iii) the Proposed Transaction, including any amendment thereto, is not otherwise successfully completed. In the event that any such claim is commenced or prosecuted against any of the Defendants, the parties shall cooperate and use best efforts to secure the dismissal with prejudice (or a stay in contemplation of dismissal with prejudice, following Final Approval of the Settlement) thereof;

(i) that, subject to an order of the Court in the California Action, pending final determination of whether the Settlement and Stipulation should be approved, the Plaintiffs and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any claims against any of the Defendants or Defendants’ Affiliates.

6. Attorneys’ Fees. Levi & Korsinsky LLP, as counsel for the plaintiff and the Class in the California Action (“California Counsel”), shall apply to the Court in the California Action for an award to Plaintiffs’ Counsel of attorneys’ fees, costs and expenses in the California Action (the “Attorneys’ Fee Application”) in an amount not to exceed $495,000 to be paid by the Company or any successor thereto subject to the approval of the Court in the California Action and subject to the Proposed Transaction being consummated. Counsel for the Defendants acknowledge that Plaintiffs’ Counsel have a claim for an Attorneys’ Fee Application based on the substantial benefits the settlement has and will provide to CAMD shareholders and Defendants have agreed to the Attorneys’ Fee Application. CAMD (or any successor thereto) and its insurers shall pay any award of attorneys’ fees, costs and expenses (the “Attorneys’ Fee Award”), as directed by the Court in the California Action, if and solely to the extent that such Attorneys’ Fee Award does not exceed $495,000. All parties agree that, notwithstanding anything in this MOU to the contrary, or any order of the Court in the California Action making or approving an Attorneys’ Fee Award, in no event shall CAMD or its successors be obliged to pay to Plaintiffs, the Class or Plaintiffs’ counsel any amount in excess of $495,000 for attorneys’ fees, costs and expenses in connection with the Actions (other than those expenses incurred in disseminating the notice of Settlement by mail in accordance with paragraph 5(c), which notice CAMD shall prepare and mail at its expense), and in no event shall any Defendant other than CAMD or its successors be obliged to pay any part of the Attorneys’ Fee Award or any of Plaintiffs’ attorneys’ fees, costs and expenses.

7. Payment of Awarded Fees. Subject to the approval of the Court in the California Action, Plaintiffs’ Counsel in the Actions shall allocate any Attorneys’ Fee Award among themselves, subject to the unanimous agreement of all Plaintiffs’ Counsel. The Stipulation will provide that the Court-approved payment of attorneys’ fees and expenses will be made five (5) calendar days after entry of the last order of dismissal, with prejudice, in any of the Actions. Any such payment shall be made subject to Plaintiffs’ Counsel’s respective obligations to make refunds or repayment to CAMD (or any successor entity) if any specified condition to the Settlement is not satisfied or, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, any dismissal order is reversed or the fee or costs award is reduced or reversed. Payment by or on behalf of CAMD (or any successor entity or insurer) of the attorneys’ fees and expenses to Plaintiffs’ Counsel will discharge in full any obligation of CAMD or its successors to pay any and all attorney’s fees or expenses for any and all attorneys representing Plaintiffs or the Class. Defendants and Plaintiffs’ Counsel hereby expressly acknowledge that the provisions herein relating to the attorneys’ fees and expenses that CAMD (or any successor entity) will pay or cause to be paid was negotiated by Defendants and Plaintiffs’ counsel only after the parties had agreed to all of the substantive terms of the settlement contained herein.

8. Notice to the Court. The parties will promptly advise the Court in the Delaware Action of the pending Settlement and request that further proceedings in the Delaware Action be deferred during the pendency of the Settlement approval. The parties will also promptly advise the Court in the California Action of the Settlement and present the Settlement for hearing and approval as soon as practicable.

9. Court Approval Required. This MOU and any Stipulation of Settlement shall be null and void and of no force and effect if Final Approval of the Settlement does not occur for any reason. In such event, the parties shall return to their respective litigation positions in each of the Actions as of the time immediately prior to the date of the execution of this MOU, as though it were never executed or agreed to, and this MOU shall not be deemed to prejudice in any way the positions of the parties with respect to the Actions, or to constitute an admission of fact by any party, shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this MOU or the Settlement, and neither the existence of this MOU nor its contents shall be admissible in evidence or be referred to for any purposes in the Actions or in any litigation or judicial proceeding, other than to enforce the terms hereof.

10. Stay Pending Approval. The parties agree to stay any further proceedings in the Actions, or any similar proceedings in any court, pending submission of the Settlement to the Court in the California Action for approval and, if necessary, request and stipulate that the respective Courts enter Orders Staying the Actions. The parties’ respective times to respond to any filed pleadings is extended indefinitely. The Plaintiffs will stay, and will not initiate, any other proceedings other than those incident to the Settlement. The parties also agree to use their best efforts to prevent, stay or seek dismissal of or oppose entry of any interim or final relief in favor of any member of the Class in any other litigation against any of the parties to this MOU, or which challenges the Settlement, the Merger Agreement, any of the transactions contemplated by the Merger Agreement, including, without limitation, the Proposed Transaction or the Merger, or otherwise involves a Released Claim.

11. Return of Documents. Counsel for the Plaintiffs agree that within ten (10) days of receipt of a written request by any producing party following Final Approval of the Settlement, they will return to the producing party all discovery material obtained from, including all documents produced by and/or deposition testimony given by, any of the Defendants or Defendants’ Affiliates in the Actions (herein “Discovery Material”), or certify in writing that such Discovery Material has been destroyed. Provided, however, that plaintiffs’ counsel shall be entitled to retain all filings, court papers, and attorney work product, subject to the requirement that Plaintiffs’ counsel shall not disclose any information contained or referenced in such materials to any person except pursuant to court order or agreement with Defendants. The parties agree to submit to the Court in the California Action any dispute concerning the return or destruction of Discovery Material.

12. Execution in Counterparts. This MOU may be executed in multiple counterparts by the signatories hereto, including by email in PDF format or by telecopier, and as so executed shall constitute one agreement.

13. Governing Law. This MOU and the Settlement contemplated by it, and all disputes arising out of or relating to it, shall be governed by, and construed in accordance with, the substantive laws of Delaware and procedural laws of California.

14. Written Modifications. This MOU constitutes the entire agreement among the parties with respect to the subject matter hereof, supersedes all written or oral communications, agreements or understanding that may have existed prior to the execution of this MOU, and may be modified or amended only by a writing signed by the parties hereto.

15. Successors, Assigns and Third Party Beneficiaries. This MOU shall be binding upon and inure to the benefit of the parties (including members of the Class) and their respective agents, executors, heirs, successors and assigns; provided, that no party shall assign or delegate its rights or responsibilities under this MOU without the prior written consent of the other parties hereto. The Defendants’ Affiliates are intended third party beneficiaries under this MOU entitled to enforce this MOU in accordance with its terms.

16. Severability. Should any part of this MOU be rendered or declared invalid by a court of competent jurisdiction, such invalidation of such part or portion of this MOU should not invalidate the remaining portions thereof, and they shall remain in full force and effect.

17. Representation of Named Plaintiffs. Plaintiffs represent and warrant that they have been stockholders in CAMD throughout the period covered by the Actions (including without limitation the Delaware Action and the California Action) and the Settlement and have not assigned, encumbered, or in any manner transferred in whole or in part the claims in the Actions.

18. Consent under Merger Agreement Pursuant to Section 6.9 of the Merger Agreement, ONNN hereby consents to the settlement contemplated hereby.

19. Authority. This MOU is being executed by counsel for the parties, each of whom represents and warrants that he or she has been granted full and complete authority from his or her client or clients to enter into this MOU, which has full force and effect as a binding obligation of such clients.

WHEREFORE, the parties hereto have executed this MOU as of this 19th day of January, 2010.

LEVI & KORSINSKY, LLP

By:	/s/ David E. Bower
David E. Bower (SBN 119546)

600 Corporate Pointe, Suite 1170

Culver City, CA 90230-7600

Tel: (310) 839-0442

-and-

Eduard Korsinsky (pro hac vice to be filed)

Juan E. Monteverde (admitted pro hac vice to be filed)

30 Broad Street, 15th Floor

New York, NY 10004

Tel: (212) 363-7500

Attorneys for Plaintiff
ROBERT VARRENTI

SAXENA WHITE P.A.

By:	/s/ Lester R. Hooker
Lester R. Hooker (SBN 241590)

Maya Saxena
Joseph E. White III
Christopher S. Jones
Lester R. Hooker
2424 North Federal Highway, Suite 257
Boca Raton, FL 33431
Tel: (561) 394-3399
Fax: (561) 394-3382

Attorneys for Plaintiff
SANJAY ISRANI

RIGRODSKY & LONG, P.A.

By:	/s/ Brian D. Long
Brian D. Long

Seth D. Rigrodsky
Brian D. Long
919 N. Market Street, Suite 980
Wilmington, DE 19801
(302) 295-5310

STULL STULL & BRODY
Jules Brody
Aaron Brody
6 East 45th Street
New York, NY 10017
(212) 687-7230

WEISS & LURIE
Joseph H. Weiss
551 Fifth Avenue
New York, NY 10176
(212) 682-3025

Attorneys for Plaintiff
ANNAMARIE MEDEIROS

PILLSBURY WINTHROP SHAW PITTMAN LLP

By:	/s/ David Furbush
David Furbush (SBN 83447)

2475 Hanover Street
Palo Alto, CA 94304-1114
Tel: (650) 233-4623

Attorneys for Defendants

ROBERT DICKINSON, EDWARD ROSS, DAVID

WITTROCK, JON CASTOR, JOHN FICHTHORN, J.

MICHAEL GULLARD, KENNETH POTASHNER,

CALIFORNIA MICRO DEVICES CORPORATION

DLA PIPER

By:	/s/ David Priebe
David Priebe (SBN 148679)

2000 University Ave
East Palo Alto, CA 94303 Tel: (650) 833-2000

Attorneys for Defendants

ON SEMICONDUCTOR CORPORATION, and PAC-10

ACQUISITION CORPORATION

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